Exhibit 11.3

CONSENT OF BLAKEMORE, FALLON, GARCIA, ROSINI & RUSSO, PLLC

We consent to the reference to our Firm under the heading “Legal Matters” in Part II (Offering Circular) of the YouNow, Inc. (CIK 0001725129) Offering Statement to be filed with the U.S. Securities and Exchange Commission on July 8, 2019.

/s/ Blakemore, Fallon, Garcia, Rosini & Russo, PLLC

Blakemore, Fallon, Garcia, Rosini & Russo, PLLC
Brooklyn, NY
July 8, 2019